Exhibit 99.1
BOB EVANS FARMS ANNOUNCES FIRST-QUARTER FINANCIAL AND
SAME-STORE SALES RESULTS
Company reports EPS of $0.45 for the first quarter (up 18.4 percent)
Reported operating income increases 9.3 percent
COLUMBUS, Ohio — Aug. 12, 2008 — Bob Evans Farms, Inc. (NASDAQ: BOBE) today announced financial results for the 2009 first fiscal quarter ended July 25, 2008. To view additional financial information, see the Company’s Current Report on Form 8-K filed in conjunction with this release or go to the Company’s Web site at www.bobevans.com/ir.
Net sales were $440.3 million for the first quarter of fiscal 2009, a 3.7 percent increase compared to $424.6 million in the first quarter of fiscal 2008. Reported consolidated operating income was $23.5 million in the first quarter of fiscal 2009, a 9.3 percent increase compared to $21.5 million in the first quarter of fiscal 2008. Reported net income was $13.8 million, or $0.45 per diluted share, for the first quarter of fiscal 2009. This compares with reported net income of $13.3 million, or $0.38 per diluted share, in the first quarter of fiscal 2008, a 3.6 percent net income increase and an 18.4 percent EPS increase.
This year’s first-quarter reported results include a $1.7 million unfavorable variance relative to last year’s first-quarter reported results due to:
•	A $675,000 expense for a legal settlement in the first quarter of fiscal 2009.

•	Lower gains on real estate sales relative to last year’s first quarter, as the Company did not sell any real estate assets in the first quarter of fiscal 2009. The Company recorded a pretax net gain of nearly $1.1 million from the sale of real estate assets in last year’s first quarter.
Both of the above items impacted the SG&A line on the Company’s income statement.
A summary of the Company’s first-quarter fiscal 2009 results is below.
•	Net sales — Net sales in the first quarter of fiscal 2009 were $440.3 million, a 3.7 percent increase compared to $424.6 million in the first quarter of fiscal 2008. This improvement is the result of same-store sales increases at Bob Evans Restaurants, new restaurant openings at Mimi’s Café, and strong sales in the Company’s food products segment, all of which more than offset same-store sales declines at Mimi’s Café.
•	Cost of sales — Cost of sales was $130.4 million, or 29.6 percent of net sales, in the first quarter of fiscal 2009 compared to $125.6 million, or 29.6 percent of net sales in the first quarter of fiscal 2008. A favorable mix shift in the restaurant segment, along with efficiencies from company-wide purchasing initiatives and lower hog costs in the food products segment, enabled cost of sales to remain flat as a percentage of sales, despite rising commodities costs.

•	Operating wages — Operating wages were $152.7 million, or 34.7 percent of net sales, in the first quarter of fiscal 2009 compared to $153.8 million, or 36.2 percent of net sales, in the first quarter of fiscal 2008. This improvement is the result of effective restaurant-segment labor management, leverage from same-store sales increases at Bob Evans Restaurants and lower health care expenses. These benefits more than offset negative leverage due to same-store sales declines at Mimi’s Café.

•	Other operating expenses — Other operating expenses were $73.6 million in the first quarter of fiscal 2009 compared to $68.8 million in the first quarter of fiscal 2008, up 50 basis points as a percentage of net sales. The change is due primarily to a $1.9 million shift in marketing expense in the restaurant segment, which the company expects to reverse over the course of the fiscal year, primarily in the second quarter. Also impacting this line is higher utilities expense in the restaurant segment.

•	SG&A — Selling, general and administrative expenses were $40.2 million, or 9.1 percent of net sales, in the first quarter of fiscal 2009 compared to $35.8 million, or 8.4 percent of net sales, in the first quarter of fiscal 2008. This increase resulted primarily from the $1.7 million unfavorable variance relative to last year mentioned earlier, along with a $0.8 million increase in performance-based incentive compensation.

•	Operating income — The Company’s reported consolidated operating income was $23.5 million in the first quarter of fiscal 2009, a 9.3 percent increase compared to $21.5 million in the first quarter of fiscal 2008.

•	Net interest expense — The Company’s net interest expense was $2.9 million in the first quarter of fiscal 2009, compared to $2.2 million in the first quarter of fiscal 2008. The increase resulted from additional debt incurred to fund the Company’s share repurchase program.

After the close of the first quarter of fiscal 2009, the Company completed a private placement of $70 million in senior unsecured fixed-rate notes. The Company used this additional liquidity to replace existing debt.

•	Income taxes — The Company’s effective tax rate was 33.1 percent in the first quarter of fiscal 2009 compared to 31.0 percent in the first quarter of fiscal 2008.

•	Diluted weighted-average shares outstanding — The Company’s diluted weighted-average share count was 30.9 million in the first quarter of fiscal 2009, compared to 35.3 million in the first quarter of fiscal 2008.

“We delivered a solid first quarter despite operating in a very challenging environment,” Chairman of the Board and Chief Executive Officer Steve Davis said. “Our year-over-year improvement is largely due to a strong performance by our food products business, positive same-store sales at Bob Evans and effective cost management in our restaurant segment.”
First-quarter restaurant segment highlights
The restaurant segment’s total sales for the quarter increased 2.2 percent from a year ago. Same-store sales at Bob Evans Restaurants were up 2.0 percent for the first quarter, with average menu prices up 2.9 percent. At Mimi’s Café, same-store sales decreased 6.5 percent for the quarter, with average menu prices up 2.7 percent. See the table below for month-by-month same-store sales results for the first quarter.
“Our first-quarter same-store sales at Bob Evans reflect a strong consumer response to our promotions, including Big Farm Salads and two new Knife and Fork sandwiches, as well as our BOB-B-Q baby back ribs and oven-roasted chicken,” Davis said. “At Mimi’s Café, our new management team has launched ‘Just Enough’ lunch and dinner menus that feature right-sized, right-priced entrees. We are also changing our cost structure so we can build the Mimi’s brand with more traditional advertising.”
The restaurant segment’s operating income decreased approximately 3.0 percent, or 20 basis points as a percentage of sales, compared to the first quarter of fiscal 2008. This includes the unfavorable $1.7 million variance mentioned earlier, as well as a $1.9 million increase in marketing expenses due to timing.
“Our labor-reduction efforts throughout fiscal 2009 and 2008 are paying dividends, as we lowered operating wages as a percentage of net sales, despite higher year-over-year minimum wage rates,” Davis said.
In the first quarter, the Company opened three new Mimi’s Cafés and rebuilt one existing Bob Evans Restaurant. For the full year, the Company now expects to open 12 new Mimi’s Café restaurants and one new Bob Evans. The Company also plans to rebuild five existing Bob Evans restaurants.
Challenging economic conditions, sub-prime mortgage issues, lower home values, and rising restaurant development costs in regions of the country such as California, Florida, Arizona and Nevada, which account for the majority of Mimi’s Café sales, could adversely affect the Company’s future development plans for Mimi’s Café.

SAME-STORE SALES	SSS Restaurants	May	June	July	1Q FY 2009
Bob Evans	547	4.4%	0.9%	1.1%	2.0%
Mimi’s Café	102	-5.0%	-6.0%	-8.1%	-6.5%
COMBINED	649	1.9%	-0.9%	-1.2%	-0.2%

First-quarter food products segment highlights
First-quarter fiscal 2009 food products net sales were up 12.0 percent compared to the first quarter of fiscal 2008. Pounds sold from comparable products were up 13 percent in the quarter. Operating income for the food products segment was $6.0 million, a 74.5 percent increase compared to $3.4 million a year ago. Operating margins increased approximately 300 basis points due to the higher sales volume and lower hog costs of $29.00 per hundredweight compared to $42.00 in the first quarter a year ago.
“Our food products segment continues to post impressive results, as we have now produced 26 consecutive quarters of increased comparable pounds sold,” Davis said. “We achieved this year’s 13 percent increase on top of a 4 percent increase a year ago. During the quarter we introduced new natural-casing bratwursts, Italian grilling sausages and a 24-count sausage, egg and cheese burrito for wholesale club retailers.”
Fiscal year 2009 outlook
The Company affirmed its estimate for reported fiscal 2009 diluted earnings per share of $2.00 to $2.10. This outlook relies on a number of important assumptions, including same-store sales estimates and any of the risk factors discussed in the Company’s securities filings.
Company to host conference call
The Company will hold its first-quarter conference call at 10 a.m. (ET) on Wednesday, Aug. 13, 2008. The dial-in number is (800) 690-3108, access code 59265840. To access the simultaneous webcast, go to www.bobevans.com/ir. The conference call replay will be available for 48 hours, beginning two hours after the call on Aug. 13, at (800) 642-1687, access code: 59265840. The archived webcast will also be available on the Web site.
About Bob Evans Farms, Inc.
Bob Evans Farms, Inc. owns and operates full-service restaurants under the Bob Evans and Mimi’s Café brand names. At the end of the first fiscal quarter (July 25, 2008), Bob Evans owned and operated 571 family restaurants in 18 states, primarily in the Midwest, mid-Atlantic and Southeast regions of the United States, while Mimi’s Café owned and operated 135 casual restaurants located in 22 states, primarily in California and other western states. Bob Evans Farms, Inc. is also a leading producer and distributor of pork sausage and a variety of complementary homestyle convenience food items under the Bob Evans and Owens brand names. For more information about Bob Evans Farms, Inc., visit the company’s Web site at www.bobevans.com

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995
Certain statements in this news release that are not historical facts are forward-looking statements. Forward-looking statements involve various important assumptions, risks and uncertainties. Actual results may differ materially from those predicted by the forward-looking statements because of various factors and possible events. We discuss these factors and events, along with certain other risks, uncertainties and assumptions, under the heading “Risk Factors” in Item 1A of our Annual Report on Form 10-K for the fiscal year ended April 25, 2008 and in our other filings with the Securities and Exchange Commission. We note these factors for investors as contemplated by the Private Securities Litigation Reform Act of 1995. Predicting or identifying all such risk factors is impossible. Consequently, investors should not consider any such list to be a complete set of all potential risks and uncertainties. Forward-looking statements speak only as of the date on which they are made, and we undertake no obligation to update any forward-looking statement to reflect circumstances or events that occur after the date on which the statement is made to reflect unanticipated events. All subsequent written and oral forward-looking statements attributable to us or any person acting on behalf of the company are qualified by the cautionary statements in this section.

Contact:	Donald J. Radkoski: (614) 492-4901
David D. Poplar: (614) 492-4954

Consolidated Financial Results
(Thousands, except per share data)

	Three Months Ended
	July 25, 2008	July 27, 2007
Net Sales
Restaurant Segment	$368,143	$360,189
Food Products Segment	72,144	64,435

Total	$440,287	$424,624

Operating Income
Restaurant Segment	$17,560	$18,110
Food Products Segment	5,960	3,415

Total	$23,520	$21,525

Net Interest Expense	$2,885	$2,217

Income Before Income Taxes	$20,635	$19,308

Provisions for Income Taxes	$6,826	$5,985

Net Income	$13,809	$13,323

Earnings Per Share
Basic	$0.45	$0.38
Diluted	$0.45	$0.38

Average Shares Outstanding
Basic	30,729	34,910
Diluted	30,902	35,328